MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

CONNECTICUT MUNICIPAL BOND FUND

SERIES #18

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
03/15/01	State of CT Bradley International Airport 5.125% 10/01/26	$2,500,000.	$213,180,000.	Bear Stearns

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